Exhibit 99.1

News Release
General Inquiries: (713) 783-8000 www.sanchezmidstream.com

Sanchez Midstream Partners Announces
Expansion of Midstream Joint Venture with

Targa Resources in South Texas

HOUSTON--(GLOBE NEWSWIRE)--May 23, 2018--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today announced that the Partnership has executed a series of agreements with Targa Resources Corp. (“Targa”) (NYSE: TRGP) pursuant to which the parties have merged their respective 50 percent interests in the entities that own the high pressure Carnero Gathering Line and Raptor Gas Processing Facility to form an expanded 50/50 joint venture in South Texas (the “Carnero G&P JV”).

In addition to owning the Raptor Gas Processing Facility, the Carnero G&P JV has acquired Targa’s 200 million cubic feet per day (“MMcf/d”) Silver Oak II Gas Processing Plant (“Silver Oak II”), located in Bee County Texas, which expands the processing capacity of the joint venture from 260 MMcf/d to 460 MMcf/d, and owns the full capacity of the Carnero Gathering Line, which has a design limit (without compression) of 400 MMcf/d.  Additional enhancements to the parties’ prior joint ventures include new dedication of over 315,000 gross Comanche acres in the Western Eagle Ford, operated by Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”), under a new long-term firm gas gathering and processing agreement.  The agreement with Sanchez Energy, which has been approved by all of the unaffiliated Comanche working interest partners, establishes commercial terms for the gathering of gas on the Carnero Gathering Line and processing at the Raptor Gas Processing Facility and Silver Oak II.  Prior to execution of the agreement, Comanche volumes were gathered and processed on an interruptible basis, with the processing capabilities of the joint ventures limited by the capacity of the Raptor Gas Processing Facility.

MANAGEMENT COMMENTARY

“Having completed the transformation of SNMP to a midstream master limited partnership in 2017, we have worked diligently over the last several months to expand the Partnership’s opportunity set in South Texas,” said Gerry Willinger, Chief Executive Officer of the general partner of SNMP.  “As a result of this effort, we are pleased to announce an expansion of the Partnership’s joint venture with Targa in South Texas.

“The Carnero G&P JV enhances our midstream strategy, secures and expands our third-party volumes, and is expected to provide additional stable, fee-based cash flow to the Partnership over time.  The structure of the transaction greatly simplifies our previous joint ventures with Targa, which facilitates greater operating efficiencies and provides a solid platform for the continuing growth of the Carnero G&P JV in South Texas.  The transaction is expected to be immediately accretive to the Partnership, with benefits that increase as the joint venture services the needs of Sanchez Energy and other producers and marketers in South Texas.

“Because the Partnership’s joint ventures with Targa previously processed gas from the Comanche asset on an interruptible basis, we do not currently anticipate that the new joint venture with Targa will result in a material impact on the full year 2018 forecast released by the Partnership last week.  That being said, by adding Silver Oak II and the additional capacity of the Carnero Gathering Line to the Carnero JV, our South Texas midstream assets, which include Western Catarina Midstream and the Seco Pipeline, are strategically positioned to capture the increase in volumes from the significant development activity underway in the Western Eagle Ford without spending any incremental development dollars.  As we anticipate increasing volumes through our expanded system in 2018 and the years to come, we have preemptively put ourselves in a position to continue to grow the Partnership while being disciplined with capital.  Accordingly, we see the new, expanded joint venture as a key step in positioning the Partnership for continued growth in South Texas.”

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy related assets in North America.  The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines, and a natural gas processing facility, all located in the Western Eagle Ford in South Texas.

ADDITIONAL INFORMATION

Additional information about SNMP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

Forward-Looking Statements

This news release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financing strategy; ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering, processing and other agreements; future operating results; the ability of our partners to perform under our joint ventures and partnerships; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this news release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this news release are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Kevin Smith

VP of Investor Relations

(281) 925-4828